EX-99(h)(4)

Steben Alternative Investment Funds

Form of Services Agreement

This AGREEMENT is made and entered into as of February __, 2014 by and between Steben Select Alternative Investment Funds, a Delaware statutory trust, on behalf of its series (each, a Fund and collectively, the “Funds”), and Steben & Company, Inc., a Maryland corporation (the “Servicing Agent”).

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

Section 1. Appointment of Servicing Agent and Services Provided by Firms

The Funds hereby appoint Servicing Agent to provide information and services for the benefit of the Fund and its investors. In this regard, Servicing Agent shall appoint various broker-dealer firms and other service firms (“Firms”) to provide services including investor services and administrative assistance for persons who are investors in the Fund; provided, however, that upon request, the Servicing Agent may require any such Firm to represent that it is a “broker dealer” registered with the Securities and Exchange Commission and/or to such other matters as the Servicing Agent deems appropriate. Such investor services and assistance may include, but shall not be limited to, the provision of personal, continuing services to their customers who are investors in the Fund, establishment of investor accounts, communicating periodically with shareholders and providing information about the Fund, the Fund’s shares, and repurchase offers, handling correspondence from investors about their accounts, maintaining account records, receiving, aggregating and processing purchase and redemption transactions, providing and keeping retirement plan records, acting as the sole shareholder of record and nominee for shareholders, providing beneficial owners with account statements, processing redemptions or distributions, issuing reports to shareholders and transaction confirmations, providing subaccounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners, receiving, tabulating and transmitting proxies executed by beneficial owners, general account administration activities, administering board, committee and shareholder meetings, preparing meeting minutes upon request, administering tender offers, assisting Fund’s Valuation Committee upon reasonable request, maintaining Fund records, providing or procuring accounting services for the Fund and shareholder accounts, coordinating regulatory and other filings by the Fund, administering investor application review, administering compulsory redemptions, providing such other administration services as the Fund may request from time to time and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule or regulation.

In addition, the Firms shall make available an account for each of their customers through the Fund and shall provide such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to their customers. The amount of investor service fees payable by the Fund under this Agreement is not related directly to the expenses incurred by the Servicing Agent and this Agreement does not obligate the Fund to reimburse the Servicing Agent for such expenses. Firms may include affiliates of the Servicing Agent. The Servicing Agent also may provide some of the above services for the Fund and its shareholders directly.

Steben Alternative Investment Funds

Services Agreement

Section 2. Services by Servicing Agent

The Servicing Agent accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Servicing Agent shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds. The Servicing Agent, by separate agreement with the Funds, also may serve the Funds in other capacities, including, without limitation, the investment adviser of the Funds. In carrying out its duties and responsibilities hereunder, the Servicing Agent will appoint various Firms to provide investor services described herein directly to or for the benefit of investors in the Funds; provided, however, that the Administrator of the Funds, as such term is defined in the Prospectus of the Funds, shall be appointed under a separate agreement with the Funds and paid a separate fee. Such Firms shall at all times be deemed to be independent contractors retained by the Servicing Agent and not the Funds. The Servicing Agent and not the Funds will be responsible for the payment of compensation to such Firms for such services.

Section 3. Payment

For the services and facilities described above in Section 1, the Funds will pay to the Servicing Agent, monthly in arrears, an investor services fee equal to amounts permissible under the Funds’ Rule 12b-1 Plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940. The investor services fee will be calculated separately for each shareholder of the Funds as an expense of each such shareholder. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month, respectively. The services of the Servicing Agent to the Funds under this Agreement are not to be deemed exclusive, and the Servicing Agent shall be free to render similar services or other services to others.

Section 4. Calculation of Net Asset Value

The net asset value for the Funds shall be calculated in accordance with the provisions of the Funds’ current prospectus. On each day when net asset value is not calculated, the net asset value of the Funds shall be deemed to be the net asset value as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

Section 5. Assumption of Expenses

The Funds shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by the Servicing Agent under this Agreement.

Section 6. Termination of Agreement

This Agreement may be terminated at any time on sixty (60) days’ written notice by the Servicing Agent to the Funds, or by the Funds upon an affirmative vote of the Board of Trustees of the Funds. Termination of this Agreement shall not affect the right of Servicing Agent to receive payments on any unpaid balance of the compensation described in Section 3 hereof earned prior to such termination.

Steben Alternative Investment Funds

Services Agreement

Section 7. Termination of Agreements with Firms

Each agreement between the Servicing Agent and the Firms related to the services described hereunder shall be terminated without penalty to the Funds by the Servicing Agent in the event that this Agreement is terminated, or on greater than sixty (60) days’ written notice to any other party to the agreement.

Section 8. Severability of Provisions

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

Section 9. Notices

Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

Section 10. Limitation of Liability

All parties hereto are expressly put on notice of the Declaration of Trust for Steben Alternative Investment Funds and all amendments thereto, all of which are on file with the Securities and Exchange Commission, and the limitation of shareholder and trustee liability contained therein.

Section 11. Applicable Law

This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware.

IN WITNESS WHEREOF, Steben Alternative Investment Funds and the Servicing Agent have caused this Agreement to be executed as of the day and year first above written.

Steben Alternative Investment Funds

By:
Name:
Title:

Steben Alternative Investment Funds

Services Agreement

Steben & Company, Inc.

By:
Name:
Title:

Steben Alternative Investment Funds

Services Agreement